UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 22, 2019

Sage Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36544	27-4486580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 First Street Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 299-8380

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2019, Sage Therapeutics, Inc. (the “Company”) elected Elizabeth Barrett and George Golumbeski, Ph.D., to the Board of Directors of the Company (the “Board”). Ms. Barrett was elected as a Class I director, and will serve until the Company’s annual meeting of stockholders in 2021 or until her successor is duly elected and qualified or her earlier resignation or removal. Dr. Golumbeski was elected as a Class II director, and will serve until the Company’s annual meeting of stockholders in 2019 or until his successor is duly elected and qualified or his earlier resignation or removal.

Ms. Barrett is the president and chief executive officer of UroGen Pharma Ltd., a clinical-stage biopharmaceutical company focused on non-surgical uro-oncology treatments. She previously served as chief executive officer of Novartis Oncology (“Novartis”) from February to December 2018. In that role, she oversaw more than 10,000 associates in 85 countries and sat on the Novartis executive committee. Prior to Novartis, she was global president, oncology at Pfizer Inc. (“Pfizer”) from 2015 to 2017, where she held a series of leadership positions, including president, Europe, global innovative pharma, president, North America, and president, US oncology business unit. Prior to Pfizer, from 2006 to 2009 Ms. Barrett was vice president and general manager of the oncology business unit at Cephalon Inc. She also held senior roles at Johnson & Johnson from 1993 to 2006, working across their oncology, diagnostics, consumer products, and hospital and orthopedic markets sectors.

Dr. Golumbeski is the president of GRAIL, Inc., a health-care company focused on the early detection of cancer. Dr. Golumbeski previously served as executive vice president of Celgene Corporation (“Celgene”), leading corporate development from 2016 to 2018. Prior to Celgene, Dr. Golumbeski was vice president of business development, licensing, and strategy at Novartis. He also held leadership positions at Elan Pharmaceuticals Inc. and Schwarz Pharma AG, where he focused on neurology and neuropsychiatry therapeutics.

Neither Ms. Barrett nor Dr. Golumbeski has any family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between either of Ms. Barrett or Dr. Golumbeski and any other person pursuant to which she or he was elected as a director of the Company.

In accordance with the Company’s director compensation program, each of Ms. Barrett and Dr. Golumbeski will receive an annual cash retainer of $45,000 for service on the Board, which is payable quarterly in arrears, plus additional cash compensation if she or he is appointed to a Board committee. In addition, under the Company’s director compensation program, upon election to the Board, each of Ms. Barrett and Dr. Golumbeski was granted an option on January 22, 2019 to purchase 20,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the grant date. Such option vests in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board.

Item 8.01 Other Events.

On January 23, 2019, the Company issued a press release announcing the election of each of Ms. Barrett and Dr. Golumbeski to the Board of Directors of the Company. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Sage Therapeutics, Inc. on January 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2019	SAGE THERAPEUTICS, INC.

	By:	/s/ Jennifer Fitzpatrick
Jennifer Fitzpatrick
Vice President, Corporate Counsel